Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500

FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP ANNOUNCES ADOPTION OF SHAREHOLDER
RIGHTS PLAN

Stamford, CT, April 19, 2004. Patriot National Bancorp, Inc. (NASDAQ Small Cap "PNBK"), the parent of Patriot National Bank, announced that its Board of Directors has adopted a shareholder rights plan providing for a dividend distribution of one Right for each outstanding share of the Company's common stock to shareholders of record as of April 29, 2004.

The rights plan is similar to those adopted by many public companies in that it provides current shareholders with the right to purchase additional shares of Patriot or those of an acquiring entity at a discount to market value upon the occurrence of certain events which may affect the Company's ability to act in the best interests of its shareholders.

The Rights may be redeemed by the Company for $.001 per Right if the Board deems it in the best interests of the shareholders to terminate the plan.

The Board also authorized an amendment to Patriot's Certificate of Incorporation that increases the authorized capital of the Company from 5,333,333 shares of common stock to 30,000,000 shares of common stock and 1,000,000 shares of a newly created class of serial preferred stock. The amendment will be submitted to the Company's shareholders for approval at the Company's Annual Meeting of Shareholders on June 15, 2004.

In a letter sent to shareholders and signed by Angelo De Caro, Chairman, the Rights Plan and the Charter Amendment were described as the best way for the Company to implement its long-term growth and profit strategy plan in order to maximize the value of its common stock.

In announcing the Board's action Mr. De Caro said, "We are optimistic about the Company's ability to effectively implement its long-term strategic plan over the next few years and these actions should help us to accomplish that goal."

Mr. De Caro stated that the Board's decision to adopt the Rights Plan was not in response to any takeover offer but was adopted as part of a larger plan to maximize the value of its Common stock over the long-term.

Patriot National Bancorp, Inc. is the parent company of Patriot National Bank which operates seven banking offices servicing southern Fairfield County, Connecticut. The Bank has received regulatory approval to open a new full service branch office at 800 Post Road, Darien, CT and has applied for regulatory approval to open another full service branch office at 5 River Road, Wilton Center, Wilton, Connecticut. Both branches are expected to open later this year.

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.